Source: Sunncomm Technologies & Stealth MediaLabs, jointly

FOR IMMEDIATE RELEASE

Stealth MediaLabs Licensing StealthChannelTMto SunnComm

Technologies for Use in MediaMaxTMMusic Copy Protection Software

Stealth MediaLabs to provide SunnComm with software further enhancing SunnComm’s CD copy protection technology through use of proprietary, indestructible “metaspace” within audio CDs.

PHOENIX & CHICAGO -- March 18, 2003 -- Stealth MediaLabs, Inc. (OTC:SMLA) today announced that SunnComm Technologies Inc. (OTC:STEH) has agreed to license Stealth’s “StealthChannel” proprietary technology, designed to utilize a hidden and virtually indestructible “metaspace” within compact discs and all forms of digitized audio. In addition to delivering persistent watermarking for SunnComm’s MediaMax music CD releases, StealthChannel will also enable delivery of new, MTV-like multimedia and e-commerce features, permanently embedded into music and movies. The StealthChannel is designed to survive digital and analog copying when content ends up on the Web or is dropped into portable media.

        SunnComm’s MediaMax utilizes the new Windows Media Data Session Toolkit from Microsoft (NASDAQ: MSFT), which also contains software from SunnComm. MediaMax adds a versatile multimedia user interface to protected audio CDs. The interface allows direct and legal access to music for consumers when using a PC. The user interface facilitates access to Windows Media Audio and Video, while providing full playback compatibility with CD and DVD player devices. MediaMax is part of the Windows Media Data Session Toolkit, introduced by Microsoft on January 20, 2003. See http://www.microsoft.com/presspass/press/2003/jan03/01-20sessiontoolkitpr.asp. SunnComm also provided Microsoft with additional copy protection technology for use in Microsoft’s digital rights management software.

“By adding StealthChannel multimedia metadata embedding technology to MediaMax, a significant new hidden channel of binary data can be encoded into the audio tracks of music and movies,” stated Stealth MediaLabs president Howard Leventhal. “This auxiliary channel is inaudible and persists through transcoding and re-recording between analog and digital domains. The hidden signal maintains an extraordinary resistance to filtering. This capability also makes it possible to insert an unlimited array of supplementary digital files into most kinds of distributed audio. Valuable digital objects like embedded text, Java applets, Active X components, XML commands, pictures, scrolling music lyrics, e-commerce merchandise offers and hidden free samples of music, all can be permanently distributed in music utilizing the StealthChannel. Applying a breakthrough algorithm, these embedded objects are encoded at the extremely high rate of 20 kilobits per second, while impacting the file size of most kinds of high quality digital audio, minimally or not at all.”

        SunnComm is currently testing its MediaMax technology with a majority of the world’s record companies. MediaMax was chosen to enhance and protect the newly discovered, historic Ike and Tina Turner compilation, “The Early Sessions”, slated soon for worldwide release by Sterling Entertainment, a division of UAV Corporation. See http://www.sunncomm.com/press/pressrelease.asp?prid=200301200000

“Producers and creators of music and movies can both benefit from this MediaMax enhancement brought about by the addition of StealthChannel”, SunnComm CEO Peter H. Jacobs stated. “Tagging and user identification data will now survive from computer copies to taped copies and back again, further helping to control other forms of previously unprotectable and unauthorized redistribution.”

“Consumers will benefit from StealthChannel™ technology because new and valuable items can now be embedded into a hidden data stream, some of which may be totally unavailable via any other channel of distribution,” Leventhal added. “Artists’ historic discographies may be included with instant access to purchasing of older back-catalog titles. Coming cell phone distribution of digital music into handsets may also include such things as free trial versions of new video games. All of this will be done without substantially increasing the file size, disk space or downloading time of an original piece of music or video.”

        SunnComm is expecting to debut MediaMax with StealthChannel later this year when it will be offered to music labels and studios.

        Researchers Alexander Iliev, MSc and Dr. Michael Scordilis, PhD, originally discovered the StealthChannel at the University of Miami. Stealth Media licensed the technology in 2001 and has been involved in a joint development project with UM and its researchers for two years. The StealthChannel™ is the subject of a broadly claimed patent application on file with the United States Patent and Trademark Office, as well as with patent offices in a number of foreign countries.

        SunnComm and Stealth Media will share revenue derived from the purchase of StealthChannel by music and video content providers when it is added to SunnComm’s MediaMax suite of copy protection products.

ABOUT SUNNCOMM

        SunnComm Technologies Inc. became the first company to commercially release a content-protected audio CD utilizing an early version of the Windows Media Data Session Toolkit and the digital rights management capabilities it affords. The Company is a leader in digital content enhancement and security technology for optical media with its MediaMax CD-3 suite of products. SunnComm's copy-constraint technology was commercially released by Music City records in 2001 and became America's first copy-protected audio CD. SunnComm's MediaMax CD3 Suite of Digital Content Enhancement technologies is built upon the Microsoft Windows Media 9 Series Digital Media Platform.

        MediaMax Digital Content Cloaking Technology, DC2, PromoPlay and SunnComm are registered and/or trademarks of SunnComm Technologies Inc. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

        For more detailed information about the company, its vision or philosophy, personnel, partners and customers, please visit the company's Web site at: http://www.sunncomm.com .

ABOUT STEALTH MEDIALABS

        Stealth MediaLabs' mission is to bring consumers of digital audio and video the best possible experience, by ensuring that media producers stay economically interested in creating compelling, exciting and valuable programming. The Company began publicly trading in October 2002 on the NASD OTC Bulletin Board as result of a merger. The company was founded by CEO and industry veteran Howard Leventhal, who ironically enough in the 1980s, started and sold a company which built joystick controllers for Atari games called Suncom Technologies - unrelated to the other party to this announcement. For more detailed information about Stealth MediaLabs, Inc., please visit http://www.stealthmedialabs.com.

NOTES ABOUT FORWARD-LOOKING STATEMENTS

        Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

        We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SUNNCOMM CONTACT:

SunnComm Technologies Inc., Phoenix Investor Relations Center, 602-267-7500 Investor@sunncomm.com press@sunncomm.com (Press only, please)

STEALTH MEDIA CONTACT:

Stealth MediaLabs, Inc. Mary Handeland, Director of Public Relations Phone: 847-356-0781 11475 Commercial Ave., Suite 11 Richmond, IL 60071 Mary1004@speakeasy.org Fax: 312-896-9235